EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the "Plan") is made as of this 30th day of June, 2021, by and between Terra Tech Corp., a Nevada corporation (the "Surviving Entity"), the sole shareholder of Unrivaled Brands, Inc., a Nevada corporation (the "Merging Entity") and the Merging Entity.

BACKGROUND

A. The constituent entities, their mailing addresses and their jurisdictions of organization are as follows:

Surviving Entity:	Terra Tech Corp.
Mailing Address:	3242 S. Halladay St., Suite 202
Santa Ana, California, 92705
Jurisdiction of Organization:	Nevada

Merging Entity:	Unrivaled Brands, Inc.
Mailing Address:	3242 S. Halladay St., Suite 202
Santa Ana, California, 92705
Jurisdiction of Organization:	Nevada

B. The Surviving Entity is the sole stockholder of the Merging Entity.

C. The parties hereto desire to merge the Merging Entity with and into the Surviving Entity upon the terms and subject to the conditions set forth herein (the “Merger”).

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Plan, at the Effective Time (as defined in Section 1.3 hereof), the Merging Entity shall be merged with and into the Surviving Entity, which shall be the surviving entity in the Merger, and the separate existence of the Merging Entity shall thereupon cease. The name of the Surviving Entity shall be changed to “Unrivaled Brands, Inc.” The Merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes (the “NRS”).

1.2 Articles of Merger. Contemporaneously with the execution of this Plan, the Merging Entity and the Surviving Entity shall execute articles of merger in the form attached hereto as Exhibit A, and, as soon as practicable thereafter, the Surviving Entity shall file such executed articles of merger with the Nevada Secretary of State pursuant to Section 92A.200 of the NRS.

1.3 Effective Time. The Merger shall become effective upon filing with the Nevada Secretary of State (the “Effective Time”).

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ARTICLE 2

THE SURVIVING ENTITY

2.1 Articles of Incorporation and Bylaws. With the exception of the name change to Unrivaled Brands, Inc., the articles of incorporation and the bylaws of the Surviving Entity in effect immediately prior to the Effective Time shall be the articles of incorporation and the bylaws of the Surviving Entity in effect from and after the Effective Time, unless and until altered, amended or repealed in accordance with applicable law.

2.2 Officers and Directors. The officers and directors of the Surviving Entity shall remain as follows:

Directors:	Francis Knuettel II
Ira Ritter
Nicholas Kovacevich
Tiffany Davis

Officers:	Francis Knuettel II, President
Jeffrey Batliner, Treasurer
Francis Knuettel II, Secretary

2.3 Waiver of Mailing Requirement. For the avoidance of doubt, the Surviving Entity hereby waives the mailing requirement set forth in Section 92A.180(4) of the NRS.

2.4 Maintenance of Plan. The Surviving Entity shall keep a copy of this Plan on file at its registered office or other place of business in accordance with Section 92A.200(1)(f) of the NRS, as amended from time to time.

ARTICLE 3

CANCELATION OF MERGING ENTITY SHARES

At the Effective Time, each share of the Merging Entity issued and outstanding on the effective date of the Merger, shall thereupon, without further action, be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

ARTICLE 4

APPROVAL

The Plan and the Merger have been adopted and approved in accordance with Section 92A.180 of the NRS.

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ARTICLE 5

MISCELLANEOUS

5.1 Entire Agreement. This Plan constitutes the entire agreement and understanding concerning the subject matter hereof between the parties hereto. This Plan may not be modified or amended, except by a writing executed by both parties hereto.

5.2 Binding Effect. This Plan shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

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In witness whereof the undersigned set their hands as of the date first set forth above.

Terra Tech Corp.		Unrivaled Brands, Inc.

By:	/s/ Francis Knuettel II	By:	/s/ Francis Knuettel II
Printed:	Francis Knuettel II	Printed:	Francis Knuettel II
Title:	CEO	Title:	President

STATE OF ____________	)
)ss.
COUNTY OF ___________	)

This instrument was acknowledged before me on ______________, 2021, by __________________, as _________________ of Terra Tech Corp., a Nevada corporation.

Notary Public
My Commission Expires: _______________________

STATE OF ____________	)
)ss.
COUNTY OF ___________	)

This instrument was acknowledged before me on ______________, 2021, by __________________, as _________________ of Unrivaled Brands, Inc., a Nevada corporation.

Notary Public
My Commission Expires: _______________________

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Exhibit A

Articles of Merger

[Attached]